Exhibit 2
EXECUTION VERSION
Bank of America, N.A.
One Bryant Park, 8th Fl.
New York, NY 10036

To:	Nuke Holdings, LLC
From:	Bank of America, N.A.
Re:	Variable Price Forward Sale Transaction
Date:	February 17, 2026

The purpose of this letter agreement (including Annex A attached hereto, this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into among Bank of America, N.A. (“Dealer”), BofA Securities, Inc., as collateral custodian (in such capacity, the “Custodian”) and Nuke Holdings, LLC (“Counterparty”), on the Trade Date specified below (the “Transaction”). This Confirmation constitutes the “Confirmation” as referred to in the Agreement specified below. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
This Confirmation evidences a complete binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to the “Agreement” under, and as defined in, that certain other letter agreement, dated as of the date hereof, among Dealer, Custodian and Counterparty, which confirms the terms of the other Variable Price Forward Sale Transaction between Dealer and Counterparty (the “Other Specified Dealer Transaction” and, such Agreement, the “Agreement”). Notwithstanding any other agreement between the parties to the contrary, the Transaction and the Other Specified Dealer Transaction shall be the only transactions under the Agreement. Notwithstanding anything to the contrary in any other ISDA Master Agreement between Dealer and Counterparty, whether now existing or entered into after the date hereof, the Transaction shall not be a “Transaction” under such other ISDA Master Agreement. The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”) as published by ISDA are incorporated into this Confirmation.
In the event of any inconsistency among this Confirmation, the Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the Swap Definitions; and (iv) the Agreement.
1.General Terms:
This Confirmation, together with the Agreement, shall constitute the written agreement between Counterparty and Dealer with respect to the Transaction. For purposes of the Equity Definitions, the Transaction to which this Confirmation relates is a Share Forward Transaction, the terms of which include:
Trade Date:    February 17, 2026
Seller:    Counterparty
Buyer:    Dealer
Issuer:    NuScale Power Corporation
Shares:    The shares of Class A common stock, par value USD 0.0001 per share, of the Issuer (Ticker Symbol: “SMR”).
Number of Shares:    As set forth in Annex A.

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Share Delivery:    By 12:00 noon New York City time on the Final Settlement Date (as defined below), Counterparty shall sell, convey, transfer, assign and deliver to Dealer a number of Shares equal to the Number of Shares (the “Purchased Shares”) in accordance with Section 9.4 of the Equity Definitions.
    The provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable to Counterparty’s delivery of Shares contemplated above as if such delivery were a “Physical Settlement” under the Equity Definitions. For the avoidance of doubt, upon such delivery Dealer will become the absolute owner of such Shares for all purposes. Counterparty shall be deemed to represent to Dealer on the Final Settlement Date that all of the representations set forth in Section 9.11 of the Equity Definitions shall be true and correct with respect to the delivery of Purchased Shares to Dealer. Without limiting the generality of the foregoing, the Purchased Shares shall be delivered to Dealer in book-entry form (which are registered in the name of The Depository Trust Company’s (the “DTC”) nominee, maintained in the form of book entries on the books of DTC and allowed to be settled through DTC’s regular book-entry settlement services) without any restrictive legend.
Interim Payments:    On each date specified in Annex A on or prior to the Cash Settlement Payment Date (each, an “Interim Payment Date”), Dealer shall pay to Counterparty, subject to the Counterparty’s written election described below, an amount in cash in immediately available funds equal to the Interim Payment Amount for such Interim Payment Date.
    Counterparty may, by written notice to Dealer no later than 5:00 P.M. (New York City time) two (2) Exchange Business Days prior to the relevant Interim Payment Date, elect to reduce the Interim Payment Amount (including to zero).
Interim Payment Amount:     For each Interim Payment Date, an amount in USD as set forth in Annex A.
Prepayment:    Not Applicable.
Variable Obligation:    Not Applicable.
Forward Price:    The arithmetic average of the VWAP Prices for the Valid Days in the Calculation Period, subject to “Valuation Disruption” below.
Additional Amount:    An amount determined by the Calculation Agent equal to the Forward Price multiplied by the Applicable Percentage.
Applicable Percentage:    As set forth in Annex A.
VWAP Price:    For any Exchange Business Day, the per Share volume-weighted average price between the hours of 9:30:00 A.M. New York time and 4:00:00 P.M. New York time as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SMR <Equity> AQR” (or any successor thereto) at 4:15 P.M. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day or, if such volume-weighted average price is unavailable for any reason or is manifestly erroneous, the market value of one Share on such Exchange Business Day, as reasonably determined by the Calculation Agent using a volume-weighted method after consultation pursuant to the last paragraph of “Calculation Agent” below, it being understood that the

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Calculation Agent shall comply with its obligations under such paragraph in respect of such determination.
Exchange:    The New York Stock Exchange
Related Exchange(s):    All Exchanges
Clearance System:    The Depository Trust Company.
Valuation:
Valuation Time:    The Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent may determine the Valuation Time in its commercially reasonable discretion.
Valuation Date:    The Scheduled Valuation Date; provided that Dealer shall have the right to designate any Scheduled Trading Day on or after the First Acceleration Date to be the Valuation Date for all or any portion of the Transaction (the “Accelerated Valuation Date”) by delivering notice to Counterparty of any such designation prior to 7:00 P.M. New York City time on the Valid Day immediately following the designated Accelerated Valuation Date.
Calculation Period:    The period from and including the Calculation Period Start Date to and including the Valuation Date.
Calculation Period Start Date:        As set forth in Annex A.
Scheduled Valuation Date:    As set forth in Annex A.
First Acceleration Date:    As set forth in Annex A.
Valuation Disruption:    Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Valuation Date. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent after consultation pursuant to the last paragraph of “Calculation Agent” below based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Valid Days during the Calculation Period shall be adjusted in good faith and a commercially reasonable manner by the Calculation Agent, in each case after consultation with Counterparty in the manner set forth in the last paragraph of “Calculation Agent” below, for purposes of determining the Forward Price, with such adjustments based on, among other factors, the nature and duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares, it being understood that

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the Calculation Agent shall comply with its obligations under the last paragraph of “Calculation Agent” below in respect of such determination. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.
    If a Disrupted Day occurs during the Calculation Period and each of the nine (9) immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event or (y) if the Calculation Agent determines that no adjustment that it could make under clause (x) will produce a commercially reasonable result, an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.
        The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words (A) “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be”, (B) inserting the words “at any time on any Scheduled Trading Day during the Calculation Period” after the word “material,” in the third line thereof and (C) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”.
    Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Valid Day:    Any date during the Calculation Period that is both an Exchange Business Day and is set forth as a Valid Day in Annex A.
Settlement Terms:
Cash Settlement:    Applicable; provided that notwithstanding Section 8.4(a) of the Equity Definitions, following delivery of the Number of Shares on the Final Settlement Date pursuant to “Share Delivery” above, (i) if the Forward Cash Settlement Amount is a positive number, Dealer shall pay to Counterparty an amount in USD equal to the Forward Cash Settlement Amount on the Cash Settlement Payment Date and (ii) if the Forward Cash Settlement Amount is a negative number, Counterparty shall pay to Dealer an amount in USD equal to the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Forward Cash
Settlement Amount:    An amount determined by the Calculation Agent equal to (x) the product of (i)(A) the Forward Price plus (B) the Additional Amount and (ii) the Number of Shares minus (y) the sum of all Interim Payment Amounts paid on or prior to the Cash Settlement Payment Date (if any). For the avoidance of doubt, if a Cash Settlement Payment Date is also an Interim Payment Date, the requirements to make such payments shall be netted against one another as provided in Section 7(d)(i) of this Confirmation.

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Final Settlement Date:    In the case of an Accelerated Valuation Date, the date that is one Clearance System Business Day immediately following the date on which Dealer delivers the notice described in “Valuation Date”, and in the case of the Scheduled Valuation Date, the date that is one Clearance System Business Day immediately following the Scheduled Valuation Date.

Cash Settlement Payment Date:    The Final Settlement Date or, if such date is not a Currency Business Date, the next following Currency Business Day.

Settlement Currency:    USD
Adjustments:
Potential Adjustment Event:    In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Valuation Date is postponed pursuant to “Valuation Disruption” above, (y) a Regulatory Disruption occurs or (z) a Disruption Event occurs.
    “Extraordinary Dividend” means any dividend or distribution on the Shares that is not of a type described in clause (i) or clause (ii) of Section 11.2(e) of the Equity Definitions for which the ex-dividend date occurs from the Trade Date to and including the date on which Counterparty has satisfied all of its payment and delivery obligations hereunder in respect of the Transaction. Article 10 of the Equity Definitions shall not apply to the Transaction.
Method of Adjustment:    Calculation Agent Adjustment.
Extraordinary Events:
New Shares:    Section 12.1(i) of the Equity Definitions is hereby amended by (a) deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors) and” and (b) adding the phrase “and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia” immediately prior to the period.
Consequences of Merger Events:
Share-for-Share:    Modified Calculation Agent Adjustment
Share-for-Other:    Cancellation and Payment
Share-for-Combined:    Component Adjustment
Consequences of Tender Offers:
Tender Offer:    Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting shares”.

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Share-for-Share:    Modified Calculation Agent Adjustment
Share-for-Other:    Modified Calculation Agent Adjustment
Share-for-Combined:    Modified Calculation Agent Adjustment
Announcement Events:
Consequence of Announcement
Events:    Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event” shall be inserted prior to the word “which” in the seventh line of such Section 12.3(d), and (z) for the avoidance of doubt, the Calculation Agent shall determine the effect on the Transaction of such Announcement Event and adjust the terms of the applicable Transaction accordingly, including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the applicable Shares or to the applicable Transaction on one or more occasions on or after the date of the Announcement Event, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.
Announcement Event:    The public announcement by any entity of (i) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (ii) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 25% of the market capitalization of Issuer as of the date of such announcement (a “Transformative Transaction”), (iii) the intention to enter into a Merger Event, Tender Offer or Transformative Transaction, (iv) an intention of Issuer to solicit or enter into, or to explore strategic alternatives or other similar undertaking that includes, or would reasonably be expected to include, a Merger Event, Tender Offer or Transformative Transaction, or (v) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii), (iii) or (iv) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent in good faith and in a commercially reasonable manner. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” “Merger Event” shall be read with references therein to “100%” being replaced by “15%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of “Reverse Merger” therein.
Composition of Combined

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Consideration:    Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by a holder of the Shares, the Calculation Agent will, in its sole discretion, determine the composition to be used for the purpose of determining adjustments hereunder.
Nationalization,
Insolvency or Delisting:    Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
Limitation on Certain
Adjustments:    Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, no adjustment solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction as a result of a Potential Adjustment Event or an Extraordinary Event shall increase the Number of Shares; provided, for the avoidance of doubt, that such limitation shall not apply to adjustments as a result of events having a dilutive or concentrative effect on the Shares. Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of such Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.
Additional Disruption Events:

Change in Law:    Applicable; provided that (a) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement or statement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof and (iv) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law

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or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (b) Dealer shall not terminate the Transaction for a Change in Law referred to in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions except to the extent such Change in Law is generally applicable in similar situations and applied to the Transaction hereunder in a non-discriminatory manner.
Failure to Deliver:    Not Applicable
Insolvency Filing:    Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof.”
    Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”
Hedging Disruption:        Applicable; provided that
(a)Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following at the end of such Section:
“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and
(b)Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.
Increased Cost of Hedging:    Applicable; provided that, Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following parenthetical immediately following the term “equity price risk” in the fifth line thereof:

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“(including, for the avoidance of doubt and without limitation, stock price risk and volatility risk).”
Increased Cost of Stock Borrow:    Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) replacing “either party” in the penultimate sentence with “the Hedging Party”, (iii) deleting subsection (C) in its entirety, and (iv) deleting clause (X) and the words “or (Y)” in the final sentence.
Initial Stock Loan Rate:     25 basis points per annum.
Loss of Stock Borrow:    Applicable; provided that Section 12.9(b)(iv) of the Equity Definitions shall be amended by (i) replacing “neither the Non-Hedging Party nor the Lending Party lends” in the penultimate sentence with “the Lending Party does not lend”, and (ii) deleting subsection (A) in its entirety.
Maximum Stock Loan Rate:    Two hundred (200) basis points per annum.
        For the avoidance of doubt, if Dealer is not at any time permitted to rehypothecate the full number of Shares required pursuant to the Security Agreement, the cost (rate) of stock borrow for the purposes of Section 12.9(b)(iv) and 12.9(b)(v), any Price Adjustment or amount paid by Counterparty pursuant to Section 12.9(b)(iv) or 12.9(b)(v), as the case may be, of the Equity Definitions will include, in addition to the rate to borrow Shares incurred by the Hedging Party (or that the Hedging Party determines, in the exercise of its commercially reasonable discretion, it would have incurred based on the available market borrow at the time), any balance sheet charges, capital charges and funding costs incurred by Hedging Party (or that the Hedging Party determines, in the exercise of its commercially reasonable discretion, it would have incurred based on the market conditions at the time) on account of such event.
    The term “Hedging Shares” in Section 12.9(a)(x) of the Equity Definitions shall be amended by inserting the following parentheticals immediately following the terms “with respect to a Transaction” “(including collateral provisions set forth in the Security Agreement related thereto)”.
Hedging Party:    Dealer or an Affiliate of Dealer shall be the Hedging Party with respect to each Additional Disruption Event.
Hedge Positions:    The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by inserting the words “or an affiliate thereof” after the words “a party” in the third line.
Determining Party:    Dealer for all Extraordinary Events.
Non-Reliance:    Applicable
Agreements and Acknowledgments
Regarding Hedging Activities:     Applicable
Additional Acknowledgments:    Applicable
Calculation Agent:    Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to the Transaction, it will do so in good faith and in a commercially reasonable manner.
    Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the

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right to select a leading dealer in the market for U.S. corporate equity derivatives reasonably acceptable to Dealer, to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.
    Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event no later than five (5) Exchange Business Days following receipt of such written request), provide to Counterparty by email to the e-mail address provided by Counterparty in such written request a report displaying in reasonable detail the basis for such determination or calculation, as the case may be; provided that Dealer shall not be required to disclose any proprietary or confidential models of Dealer or any information that is proprietary or subject to contractual, legal or regulatory obligations to not disclose such information.
    If contemplated opposite the captions “VWAP Price” and “Valuation Disruption” above, the Calculation Agent shall consult in good faith on a non-binding basis with Counterparty in making determinations of the VWAP Price and the weighing thereof for the relevant Valid Day, it being understood that Counterparty, at any time on which it makes such consultation, shall be deemed to make the representation set forth in Section 3(b) of this Confirmation as of the time of such consultation, and that such consultation shall not delay the Calculation Agent’s ability to make any such determination.
    Notwithstanding anything to the contrary in this Confirmation, the Calculation Agent shall not adjust the dates identified as Valid Days in Annex A.
2.Conditions:
(a)Credit Support Document. That certain security agreement among Counterparty, Dealer and Custodian, dated as of the date hereof (as amended or modified from time to time, the “Security Agreement”) shall constitute a Credit Support Document for purposes of the Transaction with respect to Counterparty.
(b)Conditions to Effectiveness. The effectiveness of the Transaction is subject to the satisfaction or waiver (such waiver to be in writing and in Dealer’s sole discretion) by Dealer of the following conditions:

(i)The representations and warranties of Counterparty contained herein, in the Agreement (including as may be modified herein) and the Credit Support

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Document shall be true and correct as of the Trade Date as if made on the Trade Date;
(ii)Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date, under the Agreement (including as may be modified herein) and under the Credit Support Document;
(iii)Dealer shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to Counterparty, in form and substance reasonably satisfactory to Dealer;
(iv)Counterparty shall have delivered to Dealer a copy of the constitutive or organizational documents in respect of Counterparty in effect as of the date hereof (the “Organizational Documents”) showing the appointment of an “independent director” (or any comparable term under and as defined in the Organizational Documents);
(v)Fluor Corporation (“Parent”) shall have executed a parent agreement, substantially in the form attached hereto as Exhibit I, dated as of the date of this Confirmation, in favor of Dealer (the “Parent Agreement”); and
(vi)Each of Counterparty, Dealer and Custodian have duly executed the Security Agreement.
3.Securities Law Representations and Agreements. Counterparty hereby represents and warrants to, and agrees with, Dealer as follows:
(a)To the extent that the Collateral Shares (as defined in the Security Agreement) are “restricted securities” (within the meaning of Rule 144 (“Rule 144”) under the Securities Act of 1933 as amended (the “Securities Act”)), the Counterparty’s holding period (calculated in accordance with Rule 144(d) under the Securities Act) with respect to the Collateral Shares commenced at least 12 months prior to the date hereof.
(b)As of Trade Date and at any time at which Counterparty makes any election under the Transaction (including any Settlement Method Election), Counterparty is not in possession of any material non-public information concerning the Issuer or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer.
(c)Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of applicable law.
(d)Counterparty understands and will comply with Counterparty’s responsibilities under applicable securities laws in connection with the Transaction hereunder including, but not limited to, the provisions of Section 13 and Section 16 of the Exchange Act. Counterparty shall provide Dealer with an opportunity to review and comment on any filings to be made by Counterparty in connection with the Transaction.
(e)Counterparty has not solicited or arranged for the solicitation of orders to buy Shares in anticipation of or in connection with any sales of Shares that Dealer or an affiliate of Dealer may effect in connection with the Transaction. Except as provided herein, Counterparty has not made and has not arranged for any payment to any person in connection with any sales of Shares that Dealer or an affiliate of Dealer may effect in connection with the Transaction. Counterparty does

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not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act. Counterparty will electronically file a Form 144 with the Securities and Exchange Commission (the “SEC”) through the EDGAR system in the manner contemplated by Rule 144 contemporaneously with the execution of this Confirmation and such Form 144 shall be in a form reasonably acceptable to Dealer. Counterparty (x) has not sold any Shares (or securities convertible into or exchangeable or exercisable for Shares) pursuant to an effective registration statement at any time during the thirty (30) Exchange Business Days prior to or following the Trade Date or any day during the Calculation Period and (y) has not exercised any rights under any registration rights agreement to cause a registration statement to be filed with respect to any Shares (or securities convertible into or exchangeable or exercisable for Shares) at any time during the thirty (30) Exchange Business Days prior to or following the Trade Date or any day during any Calculation Period.
(f)From the date three months prior to the Trade Date to, and including, the Trade Date, neither Counterparty nor any affiliate of Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144) has sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares other than pursuant to (i) that certain Variable Price Forward Sale Transaction with a Trade Date of November 9, 2025 providing for the sale of 71,000,000 Shares, (ii) the Other Specified Dealer Transaction and (iii) that certain Variable Price Forward Sale Transaction, dated as of the date hereof, providing for the sale of 12,936,472 Shares and with “Valid Days” thereunder that do not overlap with the Valid Days hereunder or the “Valid Days” under the Other Specified Dealer Transaction (“the “Other Specified Non-Dealer Transaction”).  For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares. If Counterparty were to sell on the Trade Date a number of Shares equal to the aggregate of the Number of Shares and the “Number of Shares” under each of the Other Specified Dealer Transaction and the Other Specified Non-Dealer Transaction, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144 under the Securities Act.
(g)At all times during the term of the Transaction, except with the prior written consent of Dealer, Counterparty will not, directly or indirectly (including, without limitation, by means of a derivative instrument), purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares or any security convertible into or exchangeable for the Shares.
(h)Counterparty represents and warrants to Dealer that the Transaction will not violate or contravene any trading or corporate policy of the Issuer applicable to Counterparty or its affiliates, officers and employees, including, but not limited to, the Issuer’s insider trading policy, any stockholders’ agreement, lockup agreement, registration rights agreement, confidentiality agreement, co-sale agreement or any other agreement binding on Counterparty or affecting Counterparty or any of its assets (including, without limitation, the Collateral Shares). Counterparty is not as of the Trade Date, and shall not during the term of the Transaction become, an “affiliated purchaser” (as defined in Rule 10b-18(a)(3)) of Issuer.
(i)Rule 10b5-1 Plan Representations. Counterparty represents, warrants and covenants to Dealer that:
(i)Counterparty is entering into this Confirmation and the Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other insider trading, antifraud or anti-manipulation provisions of the U.S. federal or applicable securities laws of any state or country and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or

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position with respect to the Shares. For the avoidance of doubt, the parties hereto acknowledge that entry into neither the Other Specified Dealer Transaction nor the Other Specified Non-Dealer Transaction shall fall within the ambit of the previous sentence. Counterparty further agrees to act in good faith with respect to the Transaction.
(ii)Counterparty will not seek to control or influence Dealer’s or its affiliates’ decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3) under the Exchange Act) under the Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1.
(iii)Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation and/or the Transaction hereunder must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding the Issuer or the Shares.
4.Additional Representations and Agreements.
(a)Each party represents and warrants to the other party that such party (i) is an “eligible contract participant” as such term is defined in the Commodity Exchange Act, as amended, and (ii) is entering into the Transaction as principal and not for the benefit of any third party; and each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants that (A) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act, (C) it will purchase the Transaction for investment and not with a view to the distribution or resale thereof in a manner that would violate the Securities Act, and (D) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.
(b)Counterparty represents and warrants to Dealer that:
(i)Counterparty understands that no obligations of Dealer to Counterparty hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.
(ii)Counterparty’s financial condition is such that Counterparty has no need for liquidity with respect to Counterparty’s investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Counterparty’s investments in and liabilities in respect of the Transaction, which Counterparty understands are not readily marketable, is not disproportionate to Counterparty’s net worth, and

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Counterparty is able to bear any loss in connection with the Transaction, including the loss of Counterparty’s entire investment in the Transaction.
(iii)Counterparty is aware and acknowledges that Dealer, its affiliates, agents or any entity with which Dealer hedges the Transaction may from time to time take positions in instruments that are identical or economically related to the Transaction or the Shares or have an investment banking or other commercial relationship with the Issuer; in addition, Counterparty acknowledges that the proprietary trading and other activities and transactions of Dealer, its affiliates, agents or any entity with which Dealer hedges the Transaction, including purchases and sales of the Shares in connection with, or in anticipation of, the Transaction, may affect the trading price of the Shares.
(iv)Counterparty shall promptly provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, any announcement in respect of an Extraordinary Event or potential Extraordinary Event.
(v)Counterparty possesses, has read and understands the terms and provisions of the Agreement and the Definitions.
(vi)Counterparty is not as of the Trade Date and any date on which any Collateral Shares are delivered to Dealer and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)). At the time of any transfer to or for the benefit of Dealer, Counterparty did not intend or will not intend to incur, and did not incur or will not incur, debts that were beyond the ability of Counterparty to pay as they mature.
(vii)Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended. During the term of the Transaction it will not take any action that would cause it to become required to, or otherwise permit Counterparty to become required to, register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(viii)(A) Counterparty is acting for its own account, and it is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) Counterparty has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (C) Counterparty is not using any communication (written or oral) of Dealer or any of its agents or affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction), (D) no communication (written or oral) received from Dealer or any of its agents or affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction and (E) Counterparty is

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exercising independent judgment in evaluating the communications (written or oral) of Dealer or any of its agents or affiliates.
(ix)Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to the Transaction hereunder; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) is an “institutional account” as defined in FINRA Rule 4512(c).
(x)Counterparty is not a “financial end user” as defined in 12 C.F.R. §45.2.
(c)Counterparty represents and warrants to Dealer that Counterparty is entering into this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws, including, without limitation, the prohibitions on the insider trading, antifraud or manipulative and deceptive devices under the U.S. federal or applicable securities laws of any state or country and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty further agrees to act in good faith with respect to the Transaction.
(d)No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its agents or affiliates owning or holding (however defined) Shares.
(e)Without the prior written consent of Dealer, Counterparty and its affiliates shall not, at any time during the Transaction, directly or indirectly, enter into any derivative transaction (including, without limitation, a share option transaction, a share forward transaction, a share swap transaction or any structured share purchase or sale transaction) or any other financing transaction or other arrangement that is secured by, or references or relates to, the Shares (whether such transaction is to be settled by delivery of the Shares, in cash or otherwise) other than the Transaction.
(f)Counterparty acknowledges and agrees that (i) any purchases or sales made by Dealer (or its agents or affiliates) in respect of the Transaction shall be made at Dealer’s or such affiliate’s sole discretion and for Dealer’s (or its agents’ or affiliates’) own account and (ii) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to make such purchases or sales, including, without limitation, the price paid or received per Share pursuant to such purchases or sales or whether such purchases or sales are made on any securities exchange or privately.
(g)Counterparty represents and warrants to Dealer that each of the following has been true with respect to Counterparty from and including the date its certificate of formation was initially filed in the office of the Secretary of State of the State of Delaware on

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November 25, 2024, expect for paragraph (i) which is true as of the Trade Date, and at all times during the term of the Transaction, Counterparty shall:
(i)have at least one “independent manager” (or any comparable term under and as defined in the Organizational Documents);
(ii)maintain its own separate books and records and establish and maintain bank accounts;
(iii)conduct its business solely in its own name in a manner not misleading to other persons as to its identity and correct any known misunderstanding regarding its separate identity;
(iv)file its own tax returns, if any, as required under applicable law;
(v)hold all of its assets in its own name and not commingle its assets with assets of any other persons, except as may be contemplated or permitted under the Transaction;
(vi)strictly comply with all organizational formalities to maintain its separate existence;
(vii)pay its own liabilities out of its own funds;
(viii)allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including for services performed by an employee of an affiliate;
(ix)not own any assets or carry on any business other than holding the Collateral (as defined in the Security Agreement) and the transactions contemplated by the Transaction;
(x)not have any subsidiaries;
(xi)obtain all licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of the Counterparty;
(xii)not incur any indebtedness, liabilities or obligations (whether actual, or contingent, present or future) other than the liabilities and obligations under the Transaction, the Other Specified Dealer Transaction and the Other Specified Non-Dealer Transaction;
(xiii)except for capital contributions and distributions permitted under the terms and conditions of this Confirmation and the Agreement and properly reflected on the

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books and records of Counterparty, maintain an arm’s length relationship with its affiliates and Parent;
(xiv)not hold out its credit or assets as being available to satisfy the obligations of others;
(xv)use separate stationary, invoices and checks (if any);
(xvi)not pledge its assets to secure the obligations of any other person;
(xvii)maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;
(xviii)not acquire any securities of Parent;
(xix)to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, division, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of this Confirmation or the Agreement;
(xx)not have any employees; and
(xxi)cause the members, officers, agents and other representatives of Counterparty to act at all times with respect to Counterparty consistently and in furtherance of the foregoing (the foregoing provisions in this Section 4(g) and any similar provisions under Counterparty’s Organizational Documents, the “Separateness Provisions”).
(h)As of the Trade Date, it is not in violation of the Second Amended and Restated Limited Liability Company Agreement of Counterparty, dated as of February 17, 2026 (the “Limited Liability Company Agreement”), or in default in the performance or observance of any material obligation, agreement, covenant or condition, contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties is bound.
(i)During the term of the Transaction, Counterparty will not amend the Limited Liability Company Agreement from the form previously provided to Dealer.
5.Indemnification. Counterparty agrees to indemnify and hold harmless Dealer, its Affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all commercially reasonable losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, and relating to or arising out of any breach of any representation, warranty or covenant made by Counterparty under the Agreement or this Confirmation, and will reimburse any Indemnified Party for all commercially reasonable expenses (including commercially reasonable outside counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty shall be relieved from liability under this Section 5 to the extent that such Indemnified Party fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder (it being understood that any such notice delivered within 30 calendar days of the commencement of any such action shall be deemed to have been delivered promptly for such purpose), if and to the extent that Counterparty is materially prejudiced by such delayed notification. In addition, Counterparty shall not have liability for any settlement of any

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proceeding contemplated by this paragraph that is effected without its written consent, such consent not to be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of such Indemnified Party, such consent not to be unreasonably withheld, effect any settlement of any such proceeding contemplated by this paragraph that is pending or threatened in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceedings on terms reasonably satisfactory to such Indemnified Party. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from Dealer’s breach of a material term of this Confirmation or the Agreement, willful misconduct or gross negligence. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law (but only to the extent that such harm was not caused by Dealer’s breach of a material term of this Confirmation, willful misconduct or gross negligence), to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation or the Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the breach of a material term of this Confirmation or the Agreement, or the Indemnified Party’s gross negligence or willful misconduct. The provisions of this Section 5 shall survive completion of the Transaction contemplated by this Confirmation and any assignment and delegation pursuant to Section 7(a) of this Confirmation and shall inure to the benefit of any permitted assignee of Dealer.
6.Acknowledgments.
(a)The parties hereto intend for:
(i)The Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code.
(ii)The Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code.
(iii)A party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code.
(iv)Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant”, a “forward contract merchant”

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or a “swap participant”, (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f), 546(g) and 546(j) of the Bankruptcy Code.
(v)All payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “transfers” under a “securities contract” defined in the Bankruptcy Code.
(vi)All obligations under or in connection with the Transaction to represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362 and 561 of the Bankruptcy Code.
(vii)Dealer to be a “swap participant” and a “financial institution” within the meaning of Sections 101(53C) and 101(22) of the Bankruptcy Code.
(b)Counterparty acknowledges that:
(i)During the term of the Transaction, Dealer and its agents or affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction.
(ii)Dealer and its agents or affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers.
(iii)Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so commercially reasonably in good faith, as appropriate to hedge its price and market risk with respect to the Transaction.
(iv)Any market activities of Dealer and its agents or affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as any Settlement Price, each in a manner that may be adverse to Counterparty.
(v)The Transaction is a derivative transaction; Dealer and its agents or affiliates may purchase or sell Shares for their own account at prices that may be greater than, or less than, the prices paid or received by Counterparty under the terms of the Transaction.
(c)The parties intend for this Confirmation to constitute a “contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan. L. Beller to Michael Hyatte of the staff of the SEC (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”). Accordingly, Counterparty agrees that any Shares that it delivers to Dealer hereunder will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof, shall be effected through the facilities of, the DTC. Counterparty believes in good faith, based on advice of its counsel, that the Transaction

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contemplated hereby and/or under any Credit Support Document is consistent in all material respects with the Interpretive Letters.
7.Other Provisions.
(a)Transfer. Notwithstanding any provision of the Agreement to the contrary, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under the Transaction (including Annex A hereto in respect of the Transaction), in whole or part, to an affiliate of Dealer whose obligations hereunder are guaranteed by Dealer without the consent of Counterparty; provided that Dealer may transfer or assign pursuant to this paragraph only if (A) either (i) each of Dealer and the transferee or assignee in any such transfer or assignment is a “dealer in securities” within the meaning of Section 475(c)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or (ii) the transfer or assignment does not otherwise constitute a “deemed exchange” by Counterparty within the meaning of Section 1001 of the Code, (B) Counterparty will not, as a result of such transfer or assignment, (x) be required to pay the transferee or assignee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay Dealer in the absence of such transfer of assignment, or (y) receive from the transferee or assignee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement less than the amount that Counterparty would have received from Dealer in the absence of such transfer or assignment, except to the extent of any deduction or withholding resulting from a Change in Law occurring after the date of the transfer and/or assignment, (C) the transferee or assignee shall provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (or successor form), as applicable, and make such Payee Tax Representations and provide such other tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that events described in clause (B) of this proviso will not occur upon or after such transfer or assignment, (D) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment, (E) the transferee agrees in writing with Dealer to be bound by the terms of this Confirmation with respect to the transferred obligations, (F) if to a transferee incorporated or organized in a jurisdiction other than the United States, after giving effect to such transfer, no material adverse legal or regulatory consequence shall result to Dealer, Counterparty or the transferee as a result of such transfer and (G) Dealer shall have provided prompt written notice to Counterparty of such transfer.
(b)Ownership Limitation. Notwithstanding any other provisions hereof, Dealer shall not be entitled to acquire, receive, vote, exercise any right of rehypothecation hereunder or exercise any other rights in respect of any Collateral Shares to the extent (and only to the extent) that immediately upon giving effect such acquisition, receipt, vote or exercise of such rights, (x) the “beneficial ownership” (within the meaning of Section 13(d) of the Exchange Act) of Dealer and its Affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part, would be equal to or greater than 9.0% of the outstanding Shares or (y) Dealer and its Affiliates under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the organization documents of the Issuer, or any agreement to which Counterparty or its Affiliate or the Issuer is a party, in each case, applicable to ownership of Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of such Shares equal to: (i) the number of such Shares that would give rise to any reporting or registration obligation or other requirement (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) (including obtaining prior approval by any Person or entity) of Dealer and its Affiliates or would result in an adverse effect on Dealer and its Affiliates under any Applicable Restriction, as determined by the Calculation Agent in its reasonable discretion, in each case minus (ii) 1% of the number of the total outstanding relevant Shares (each

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of paragraphs (x) and (y) above, an “Ownership Limitation”). The inability of Dealer to acquire, receive, vote or exercise rights with respect to any Shares as provided above at any time as a result of an Ownership Limitation shall not preclude Dealer from taking such action at a later time when no such Ownership Limitation is then existing or would result under this Section 7(b). Notwithstanding any other provision of this Confirmation to the contrary, Dealer shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer is not entitled to acquire or receive, vote or exercise any other rights of Dealer in respect hereof, at any time pursuant to this Section 7(b), until such time as Dealer is not prohibited from acquiring, receiving, voting or exercising such rights in respect thereof under this Section 7(b), and any such acquisition, receipt, vote or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that Dealer is so prohibited.
(c)Alternative Payments and/or Delivery on Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of the Transaction or the determination of an amount owed following occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Article 12 of the Equity Definitions (any such event, an “Early Termination Event”), if Counterparty would owe any amount to Dealer pursuant to Section 6 of the Agreement or any amount pursuant to Article 12 of the Equity Definitions after giving effect to Annex A hereto (any such amount, a “Payment Amount”) in respect of such Early Termination Event, Counterparty shall deliver to Dealer the number of Shares with a value equal to the Payment Amount owed by Counterparty (determined by the Calculation Agent). For the avoidance of doubt, in the event that Counterparty does not deliver a number of Shares equal in value to such Payment Amount owing, Counterparty shall continue to owe any remaining Payment Amount.
(d)Netting and Set-off.
(i)If, on any date, a number of securities would be deliverable, or cash would otherwise be payable, by one party (the “first party”) to the other (the “other party”) in respect of the Transaction and a number of securities of the same kind would be deliverable, or cash would otherwise be payable, by the other party to the first party in respect of that Transaction under the Confirmation and/or the Security Agreement, then, on such date each party’s obligations to deliver such number of securities, or to make such payment, will be automatically satisfied and discharged and, if the aggregate number of such securities, or the aggregate amount of cash, as the case may be, that would otherwise have been deliverable or payable, as applicable, by one party exceed the aggregate number of such securities or the aggregate amount of cash that would otherwise have been deliverable or payable, as applicable, by the other party, replaced by (x) an obligation upon the party by which the larger aggregate number of such securities would have been deliverable to deliver to the other party the excess of the larger aggregate number over the smaller aggregate number or (y) an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount, as applicable. For the avoidance of doubt, “Multiple Transaction Payment Netting” shall apply for the purpose of Section 2(c) of the Agreement.
(ii)In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise (including, without limitation, in Section 6(f) of the Agreement), upon the occurrence of an Event of Default or a Termination Event with respect to which Counterparty is a Defaulting Party or an Affected Party (as the case may be), Dealer shall have the right to terminate, liquidate and otherwise close out the Transaction, the Confirmation and any other agreement between Dealer and Counterparty pursuant to the terms hereof and thereof, and to reduce any amount payable by or other obligation of Dealer or its affiliates to Counterparty by its set-

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off against any amount payable by or other obligation of Counterparty to Dealer, in each case arising under the Agreement, this Confirmation or any other agreement between Dealer and Counterparty (whether matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that such amounts or obligations are set off, such amounts or obligations will be deemed discharged in all respects. Without limiting the generality of the foregoing, in the exercise of its set-off rights as set forth in this paragraph, Dealer may set off or net any obligation that Dealer may have to Counterparty to release from the security interests or return to Counterparty any Collateral pursuant to the terms of the Security Agreement against any right Dealer may have against Counterparty pursuant to the Agreement, this Confirmation or any other agreement between Dealer and Counterparty, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement and this Confirmation. In the case of a set-off or netting of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off and netted in kind. In the case of a set-off or netting of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off or netting shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option (but subject to Counterparty’s obligation to deliver Shares pursuant to Section 7(c) of this Confirmation), with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver any securities or any right to receive any securities, the value at any time of such obligation or right shall be determined by reference to the fair market value of such securities at such time, as determined by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off or netting, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off or netting will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.
(e)Right to Extend. Dealer may postpone, in whole or in part, any Valuation Date or Cash Settlement Payment Date or any other date of valuation or delivery (in which event the Calculation Agent may make appropriate adjustments to the terms of the Transaction) if Dealer determines, in its reasonable discretion (and in the case of clause (ii) below, based on the advice of counsel), that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).
(f)Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with this Confirmation, and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.
(g)Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the

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transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.
(h)Waiver. Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
(i)Governing Law/Jurisdiction. Sections 13(a) and 13(b) of the Agreement are hereby amended by deleting them in their entirety and replacing them with the following:
(i)Governing Law. This Agreement and any non-contractual obligations arising out of or in relation to this Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to its choice of law doctrine).
(ii)Jurisdiction. With respect to any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (“Proceedings”), each party irrevocably:
A.submits to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, in the City of New York; and
B.waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.
(j)Confidentiality. Dealer and Counterparty agree that (i) Counterparty is not obligated to Dealer to keep confidential from any and all persons or otherwise limit the use of any element of Dealer’s descriptions relating to tax aspects of the Transaction hereunder and any part of the structure necessary to understand those tax aspects, and (ii) Dealer does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Counterparty.
(k)Regulatory Disruption. In the event that Dealer concludes, in its reasonable, good faith discretion and based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer or its affiliates, but provided that such policies or procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period, Dealer may elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days ( a “Regulatory Disruption”). For the avoidance of doubt, any failure by the Issuer to comply with the reporting requirements contained in Rule 144(c) shall constitute a Regulatory Disruption at the election of Dealer.
8.Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any

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requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s otherwise applicable right to terminate, renegotiate, modify, amend or supplement this Confirmation, the Transaction or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein or the Agreement (including, but not limited to, any right arising from any Change in Law, Insolvency Filing, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, or Illegality (as defined in the Agreement)).
9.Addresses for Notice.
(a)If to Dealer:

Bank of America, N.A.
One Bryant Park, 8th Fl.
New York, NY 10036
Attention: Strategic Equity Solutions Group
Telephone: 646-855-6770
Email: dg.issuer_derivatives_notices@bofa.com
(b)If to Counterparty:

Nuke Holdings, LLC
Address: 6700 Las Colinas Blvd., Irving, Texas 75039
Attention: Kevin Hammonds, John Regan and Mitchell Stone
E-mail address: Kevin.Hammonds@Fluor.com; John.Regan@fluor.com; Mitchell.Stone@fluor.com
Telephone: 469-398-7142

With a copy to (which will not constitute notice):
Jonathan Whalen
Partner

T: +1 214.698.3196 | M: +1 469.628.0614
JWhalen@gibsondunn.com

GIBSON DUNN
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue Suite 2100, Dallas, TX 75201-2923

10.Accounts for Payment.
(a)To Dealer:        Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No.: 0012334-61892

(b)To Counterparty:        Nuke Holdings, LLC
Bank: Wells Fargo
Account number: 4943931220

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Account type: Checking
ACH routing number: 121000248
Wire routing number: 121000248
SWIFT/BIC code: WFBIUS6S
Bank name and address: Wells Fargo Bank, 420 Montgomery Street, San Francisco, CA 94104

11.Delivery Instructions. Unless otherwise directed in writing, any Shares to be delivered hereunder shall be delivered as follows:
(a)To Dealer:         DTC Securities: DTC 5198
(b)To Counterparty:         To be separately provided.

12.Schedule Provisions.
(a)“Specified Transaction” has the meaning set forth in Section 14 of the Agreement.
(b)The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement will apply to Counterparty, with a “Threshold Amount” of USD 0.
(c)The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.
(d)The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Counterparty.
(e)Each of the following shall be an Additional Termination Event with respect to Counterparty for which Counterparty will be the sole Affected Party, all Transactions under the Agreement shall be Affected Transactions and Dealer shall be the party entitled to designate an Early Termination Date:
(i)The Organizational Documents, including, without limitation, the Separateness Provisions or similar provisions thereunder, are amended at any time on or after the date hereof without prior written notice to Dealer and, in the sole discretion of Dealer, such amendment would materially impact Counterparty’s rights or obligations under the Agreement or this Confirmation; or Counterparty fails to comply with the Organizational Documents or the Separateness Provisions.
(ii)Any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in the reasonable judgment of Dealer could have a material adverse effect on the financial condition of Counterparty or on Counterparty’s ability to perform its obligations hereunder, or that calls into question the validity or binding effect of any agreement of Counterparty hereunder.
(iii)(i) Parent shall (x) fail to perform or observe any term, covenant, condition or agreement in the Parent Agreement, or (y) rescind or purport to rescind or repudiate or purport to repudiate the Parent Agreement in whole or in part or (ii) any representation, warranty, certification or statement of fact made or deemed

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made by or on behalf of Parent in the Parent Agreement shall be incorrect or misleading in any material respect when made or deemed made.
(f)Part 2(b) of the ISDA Schedule – Payee Representation:
For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:
Counterparty is a limited liability company that (i) is disregarded as separate from its sole owner, which is treated as a corporation for U.S. federal income tax purposes; (ii) is a U.S. person (as that term is used in Treasury Regulations Section 1.1441-4(a)(3)(ii)); and (iii) is “exempt” within the meaning of Treasury Regulations Sections 1.6041-3(p) and 1.6049-4(c), in each case for U.S. federal income tax purposes.
(g)Part 3(a) of the ISDA Schedule – Tax Forms:
Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto).	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

(h)Offices.
a.The Office of Dealer for the Transaction is: New York.
b.The Office of Counterparty for the Transaction is: Inapplicable. Counterparty is not a Multibranch Party.

13.Withholding Tax. “Withholding Tax” and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or any Treasury regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax and any tax imposed under Section 871(m) of the Code is a Tax the

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deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
14. Amendments to Equity Definitions.
(a)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material effect on the relevant Transaction”;
(b)The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate, liquidity relative to the relevant Shares and any taxes that may be imposed in connection with the Transaction (including any withholding or transfer taxes))”;
(c)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material effect on the relevant Transaction”;
(d)Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”;
(e)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (I) subsection (A) in its entirety, (II) the phrase “or (B)” following subsection (A) and (III) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence; and
(f)Section 12.9(b)(v) of the Equity Definitions is hereby amended by deleting clause (X) and the words “or (Y)” in the final sentence.
15.U.S. Resolution Stay Protocol. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or

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“Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
16.Third Party Rights. This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, Dealer and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and Dealer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.
17.Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to sell or deliver any Shares or other securities to Counterparty, Dealer may designate any of its affiliates to sell or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction hereunder and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.
[Signature pages follow. Remainder of page intentionally left blank]

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Exhibit 2
EXECUTION VERSION
Yours sincerely,

BANK OF AMERICA, N.A.
By:	/s/ Eric Coughlin
Name: Eric Coughlin
Title: Managing Director

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BOFA SECURITIES, INC., as Custodian
By:	/s Matthew Sivard
Name: Matthew Sivard
Title: Managing Director

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Confirmed as of the date first above written:

NUKE HOLDINGS, LLC
By:	/s/ John C. Regan
Name: John C. Regan
Title: Designated Manager

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